Exhibit 99.1

MISTRAS Group Announces Fourth Quarter and Full Year 2018 Results
Record Annual Revenue of $742 million
Fiscal 2018 Gross Margin Expands to 28.0% from 26.8%; Gross Margins Expand in all segments

Fourth Quarter Margins of 28.9% Reach Highest Fourth Quarter Margin in Three Years

Highlights of the Fourth Quarter 2018*

•	Q4 gross profit up 4% to $52.3 million

•	Q4 gross margin expands 210 basis points to 28.9%, highest fourth quarter margin in three years

•	Q4 net loss of $1.1 million and non-GAAP net income of $1.7 million

•	Q4 adjusted EBITDA of $16.1 million

•	Q4 cash flows from operating activities of $17.5 million
Highlights of the Full Year 2018*

•	FY gross profit of $207.8 million increased 11%

•	FY gross margin of 28.0% increased by 120 bps

•	FY net income of $6.8 million and non-GAAP net income of $16.1 million

•	FY adjusted EBITDA up 15% to $73.5 million

•	FY cash flows from operating activities was $41.7 million

*- All comparisons are consolidated and versus the equivalent prior year period.

MISTRAS Group, Inc., March 11, 2019 4:01 PM

PRINCETON JUNCTION, N.J., March 11, 2019 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its fourth quarter and year ended December 31, 2018.

For the full year 2018, consolidated revenues grew 6% to a record $742 million reflecting both organic growth and the impact of strategic acquisitions. For the year, consolidated gross profit was up nearly 11% over 2017 to $208 million as the consolidated gross margin expanded by 120 basis points to 28.0% compared with 26.8% in the prior year. Adjusted EBITDA for the full year increased 15% to $73 million. All three of the company’s business segments reported increased gross profit, gross margin and adjusted EBITDA for the full year 2018.

Chief Executive Officer Dennis Bertolotti stated, "I am pleased to have achieved record revenue, while expanding gross margins across all three segments in 2018. We ended the year with strong momentum, with fourth quarter consolidated gross margin reaching 28.9%, the best fourth quarter margin in three years. Results for the year reflect the progress being achieved in positioning MISTRAS for continued growth and improved returns. In 2018, we exited from certain lower margin contracts, which reduced organic revenue growth, but contributed to improved margins. Our acquisition strategy continues to provide incremental growth and for the full year 2018, contributed nicely to margin expansion. I am very excited about our recent Onstream acquisition, which further diversifies our midstream business into the in-line pipeline inspection market. Onstream also helps accelerate the implementation of our MISTRAS digital solutions initiative and provides another fundamental building block for our overall technology map. Our acquisition funnel remains active with potential tuck-in opportunities that would strengthen and diversify our business. We intend to continue to pursue these growth avenues to take advantage of what we expect will be a market that continues to improve throughout 2019. The stability of our pipeline integrity operation, growing aerospace business and our expansion into mechanical services should enable continued improvement in 2019 and in the years to come.”

Performance by segment, both during the quarter and year to date was as follows:

Services segment fourth quarter revenues decreased by $6 million or 4%. The current period is compared to a year ago fourth quarter that included incremental revenue from previously deferred projects that were released in the prior year period. Full year 2018 revenues increased by $31 million or 6% over prior year period attributable to acquisitions as well as organic growth despite the impact of the nonrenewal of a large contract. The impact of this more disciplined growth strategy can be seen in Services segment gross profit margins, which improved 90 basis points in the fourth quarter to 27.4% despite the lower revenue levels. For the full year 2018 the gross profit margin was 26.4%, an 80 basis point improvement over the prior year period.

International segment fourth quarter revenues decreased by $0.7 million or 2%, primarily due to unfavorable currency translation, offset by organic growth. Fourth quarter revenues were up in local currency. Full year 2018 revenues increased by $9 million or 6% over prior year period attributable to a combination of organic growth and favorable foreign currency translation. International segment gross profit margin was 30.1% in the fourth quarter, a 570 basis point improvement from the year ago quarter while full year 2018 gross profit margin were up 260 basis points to 29.6%. Margins benefited from a more favorable service and product mix reflective of the Company’s more disciplined growth strategy.

Products and Systems segment revenue decreased by $0.2 million or 4% in the fourth quarter compared to the prior year period. Full year 2018 revenues were up modestly over prior year period despite the product line divestment within this segment during the third quarter of 2018. Products and Systems segment gross profit margin improved by 750 basis points to 46.5% in the fourth quarter and by 300 basis points to 45.1% for the full year 2018.

The Company generated $41.7 million of cash flows from operating activities and $20.5 million of free cash flow for full year 2018.

The Company’s net debt (total debt less cash and cash equivalents of $25.5 million) was $265.1 million at December 31, 2018, compared to $139.3 million at December 31, 2017. This increase in net debt was primarily attributable to the Onstream Acquisition, which closed during the fourth quarter of 2018.

Guidance for 2019
The Company is introducing its planning assumptions and guidance for 2019.
Total revenues expected to be between $765 million to $785 million;
Adjusted EBITDA expected to be between $90 million and $93 million;
Capital expenditures expected to be up to $25 million; and
Free cash flow expected to be between $42 million and $45 million.
Year over year comparable will not be linear in 2019, because of the first quarter of 2019 lapping a year ago quarter that included more than $10 million of Services revenue from a large contract nonrenewal. Beginning in the first quarter of 2019 we will commence the exit of the staff leasing business in Germany, representing a further reduction of approximately $13 million in full year 2019 revenues. The Company believes that it can offset the effect of the revenue decreases through continuing margin expansion as was demonstrated throughout 2018.

Conference Call
In connection with this release, MISTRAS will hold a conference call on March 12, 2019 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 1092346 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc.
MISTRAS offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

MISTRAS uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2018, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A Reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term “non-GAAP Net Income,” which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. In the tables attached is a table reconciling “Net Income (Loss) (GAAP)” to “Net Income Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$25,544	$27,541
Accounts receivable, net	148,324	138,080
Inventories	13,053	10,503
Prepaid expenses and other current assets	15,870	18,884
Total current assets	202,791	195,008
Property, plant and equipment, net	93,895	87,143
Intangible assets, net	111,395	63,739
Goodwill	279,259	203,438
Deferred income taxes	1,930	1,606
Other assets	4,767	3,507
Total Assets	$694,037	$554,441

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$13,863	$10,362
Accrued expenses and other current liabilities	73,895	65,561
Current portion of long-term debt	6,833	2,358
Current portion of capital lease obligations	3,922	5,875
Income taxes payable	1,958	6,069
Total current liabilities	100,471	90,225
Long-term debt, net of current portion	283,787	164,520
Obligations under capital leases, net of current portion	9,075	8,738
Deferred income taxes	23,148	8,803
Other long-term liabilities	6,482	11,363
Total Liabilities	422,963	283,649

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 28,562,608 and 28,294,968 shares issued	285	282
Additional paid-in capital	226,616	222,425
Retained earnings	71,553	64,717
Accumulated other comprehensive loss	(27,557)	(16,805)
Total Mistras Group, Inc. stockholders’ equity	270,897	270,619
Non-controlling interests	177	173
Total Equity	271,074	270,792
Total Liabilities and Equity	$694,037	$554,441

Mistras Group, Inc. and Subsidiaries
Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the three months ended December 31, (unaudited)		For the year ended December 31,
	2018	2017	2018	2017

Revenue	$180,762	$187,643	$742,354	$700,970
Cost of revenue	122,892	132,093	512,024	492,238
Depreciation	5,555	5,230	22,456	21,020
Gross profit	52,315	50,320	207,874	187,712
Selling, general and administrative expenses	44,120	39,535	166,352	153,025
Impairment charges	—	—	—	15,810
Pension withdrawal expense	—	—	5,886	—
Gain on sale of subsidiary	—	—	(2,384)	—
Research and engineering	896	521	3,310	2,272
Depreciation and amortization	3,122	2,510	11,957	10,363
Acquisition-related expense (benefit), net	1,675	1,071	532	482
Litigation charges	—	400	—	1,600
Income from operations	2,502	6,283	22,221	4,160
Interest expense	2,370	1,273	7,950	4,386
Income (loss) before provision for income taxes	132	5,010	14,271	(226)
Provision for income taxes	1,197	4,141	7,426	1,942
Net (loss) income	(1,065)	869	$6,845	$(2,168)
Less: net (loss) income attributable to noncontrolling interests, net of taxes	(4)	(15)	9	7
Net (loss) income attributable to Mistras Group, Inc.	$(1,061)	$884	$6,836	$(2,175)
(Loss) earnings per common share
Basic	$(0.04)	$0.03	$0.24	$(0.08)
Diluted	$(0.04)	$0.03	$0.23	$(0.08)
Weighted average common shares outstanding:
Basic	28,541	28,294	28,406	28,422
Diluted	28,541	29,410	29,427	28,422

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017
Revenues
Services	$139,966	$146,000	$574,619	$543,565
International	37,210	37,906	153,448	144,265
Products and Systems	6,139	6,372	23,426	23,297
Corporate and eliminations	(2,553)	(2,635)	(9,139)	(10,157)
	$180,762	$187,643	$742,354	$700,970

	For the three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017
Gross profit
Services	$38,299	$38,728	$151,974	$139,160
International	11,191	9,255	45,464	38,974
Products and Systems	2,854	2,485	10,560	9,798
Corporate and eliminations	(29)	(148)	(124)	(220)
	$52,315	$50,320	$207,874	$187,712

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017
Services:
Income from operations (GAAP)	$10,234	$15,466	$47,126	$46,677
Pension withdrawal expense	—	—	5,886	—
Bad debt provision for troubled customers	650	—	650	1,200
Reorganization and other costs	166	69	458	684
Acquisition-related expense, net	1,385	440	576	392
Income before special items (non-GAAP)	12,435	15,975	54,696	48,953

International:
Income (loss) from operations (GAAP)	1,240	(330)	3,953	3,537
Reorganization and other costs	419	600	3,966	1,055
Acquisition-related (benefit), net	—	—	(409)	(501)
Income before special items (non-GAAP)	1,659	270	7,510	4,091

Products and Systems:
Income (loss) from operations (GAAP)	336	(77)	2,368	(16,991)
Impairment charges	—	—	—	15,810
Gain on sale of subsidiary	—	—	(2,384)	—
Reorganization and other costs	—	18	29	18
Income (loss) before special items (non-GAAP)	336	(59)	13	(1,163)

Corporate and Eliminations:
Loss from operations (GAAP)	(9,308)	(8,776)	(31,226)	(29,063)
Litigation charges	—	400	—	1,600
Reorganization and other costs	—	184	305	184
Acquisition-related expense, net	290	631	365	591
Loss before special items (non-GAAP)	(9,018)	(7,561)	(30,556)	(26,688)

Total Company:
Income from operations (GAAP)	$2,502	$6,283	$22,221	$4,160
Litigation charges	—	400	—	1,600
Pension withdrawal expense	—	—	5,886	—
Gain on sale of subsidiary	—	—	(2,384)	—
Impairment charges	—	—	—	15,810
Bad debt provision for troubled customers	650	—	650	1,200
Reorganization and other costs	585	871	4,758	1,941
Acquisition-related expense, net	1,675	1,071	532	482
Income before special items (non-GAAP)	$5,412	$8,625	$31,663	$25,193

Mistras Group, Inc. and Subsidiaries
Summary Cash Flow Information
(in thousands)

	For the year ended December 31,
	2018	2017
Net cash provided by (used in):
Operating activities	$41,664	$55,799
Investing activities	(155,450)	(102,797)
Financing activities	113,969	53,045
Effect of exchange rate changes on cash	(2,180)	2,340
Net change in cash and cash equivalents	$(1,997)	$8,387

Mistras Group, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	For the year ended December 31,
	2018	2017
GAAP: Net cash provided by operating activities	$41,664	$55,799
Less:
Purchases of property, plant and equipment	(20,584)	(19,314)
Purchases of intangible assets	(541)	(1,255)
Non-GAAP: Free cash flow	$20,539	$35,230

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) to Adjusted EBITDA
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017

Net (loss) income	$(1,065)	$869	$6,845	$(2,168)
Less: net (loss) income attributable to non-controlling interests, net of taxes	(4)	(15)	9	7
Net (loss) income attributable to Mistras Group, Inc.	$(1,061)	$884	$6,836	$(2,175)
Interest expense	2,370	1,273	7,950	4,386
Provision for income taxes	1,197	4,141	7,426	1,942
Depreciation and amortization	8,677	7,740	34,413	31,383
Share-based compensation expense	1,347	1,436	6,107	6,575
Litigation charges	—	400	—	1,600
Impairment charges	—	—	—	15,810
Pension withdrawal expense	—	—	5,886	—
Gain on sale of subsidiary	—		(2,384)	—
Acquisition-related expense, net	1,675	1,071	532	482
Reorganization and other costs	585	871	4,758	1,941
Bad debt provision for troubled customers	650	—	650	1,200
Foreign exchange (gain) loss	660	7	1,311	604
Adjusted EBITDA	$16,100	$17,823	$73,485	$63,748

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2018 (1)	2017 (1)	2018 (1)	2017 (1)
Net income (loss) (GAAP)	$(1,061)	$884	$6,836	$(2,175)
Impairment charges	—	—	—	11,860
Reorganization and other costs	496	617	3,718	1,331
Bad debt provision for troubled customers	488	—	488	908
Pension withdrawal expense	—	—	4,524	—
Gain on sale of subsidiary	—	—	(1,833)	—
Residual impact of tax act	115	1,565	1,732	(662)
Acquisition-related expense, net	1,624	874	674	251
Litigation charges	—	461	—	1,211
Net income Excluding Special Items (non-GAAP)	$1,662	$4,401	$16,139	$12,724

Diluted EPS (GAAP)	$(0.04)	$0.03	$0.23	$(0.08)
Impairment charges	—	—	—	0.40
Reorganization and other costs	0.02	0.02	0.13	0.04
Bad debt provision for troubled customers	0.02	—	0.02	0.03
Pension withdrawal expense	—	—	0.15	—
Gain on sale of subsidiary	—	—	(0.06)	—
Residual impact of tax act	—	0.05	0.06	(0.02)
Acquisition-related expense, net	0.06	0.03	0.02	0.01
Litigation charges	—	0.02	—	0.04
Diluted EPS Excluding Special Items (non-GAAP)	$0.06	$0.15	$0.55	$0.42

(1) - On December 22, 2017, the United States enacted fundamental changes to federal tax law following passage of the Tax Act, (the “Tax Act”). Accordingly, during the three months and year ended respective periods for December 31, 2018 and 2017, the Company recorded a net charge as highlighted in the table above, primarily attributable to three items; i) the transition tax ii) the remeasurement of federal deferred tax assets and liabilities from 35% to 21% and iii) amounts attributable to deferred tax assets due to changes made to executive compensation rules pursuant to the Tax Act. In reconciling net income and diluted earnings per share to non-GAAP measures, the Company allocated all the related tax effects inclusive of the Tax Act, as recorded during the three months and year ended periods for December 31, 2017, to the specific special items. The remaining tax impact of the Tax Act, as well as the 2018 adjustment, was reflected as a residual impact, which is shown as a separate line in the non-GAAP reconciliation table above.